Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES FIRST QUARTER 2019 RESULTS
-- New Segment Reporting Supports Business Unit Visibility and Accountability --

–	Total Revenues Increase 25% from First Quarter 2018 and Substantially Flat with Fourth Quarter 2018

–	Tubular Running Services Segment Revenues Up 24% from First Quarter 2018 as U.S. Onshore Business Grows Revenues for Eleventh Consecutive Quarter

–	Tubulars Segment Revenues Increase 5% from First Quarter 2018 with Sequential Decrease Primarily Due to Timing of Large Order in Fourth Quarter 2018

–	Cementing Equipment Segment Revenues Up 22% Sequentially and 46% Year-Over-Year

May 7, 2019 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three months ended March 31, 2019.

First Quarter 2019 Financial Highlights

•	Generated total revenue of $144.4 million, down 1.0% from $145.9 million for the fourth quarter of 2018 and up 25.0% from $115.6 million for the first quarter of 2018.

•
Reported a net loss of $28.3 million, or $0.13 per diluted share, as compared to a net loss of $15.9 million, or $0.07 per diluted share, for the fourth quarter of 2018 and a net loss of $42.1 million, or $0.19 per diluted share, for the first quarter of 2018.

•
Adjusted net loss was $27.9 million, or $0.13 per diluted share, excluding severance and other charges, net of tax, as compared to an adjusted net loss of $14.1 million, or $0.06 per diluted share, for the fourth quarter of 2018, excluding severance and other charges, net of tax. For the first quarter of 2018, the Company reported an adjusted net loss of $41.0 million, or $0.18 per diluted share, excluding severance and other charges, net of tax, and mergers and acquisition expense, net of tax.

•
Adjusted EBITDA was $9.7 million as compared to $12.8 million for the fourth quarter of 2018 and was significantly higher than a loss of $2.2 million for the first quarter of 2018. The increase in adjusted EBITDA from the first quarter of 2018 reflected an incremental year-over-year margin improvement of 41.0%.

“Our strong first quarter revenue was due to the highest level of sales for our Cementing Equipment segment since the acquisition of Blackhawk, driven by increased product sales in the North American offshore markets and onshore in the U.S. In addition, our Tubular Running Services segment saw continued strength in Africa, the Caribbean, U.S. onshore and certain other markets. Finally, we announced last week the reorganization of our company into three new segments, aligning financial reporting with management structure to drive accountability, streamline decision-making and better leverage the Company’s global infrastructure. We look forward to fully capitalizing on the numerous advantages afforded by our improved structure as we move through the remainder of the year,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“Our full year 2019 view for significant revenue growth and increased margins across all of our business segments remains unchanged,” concluded Mr. Kearney. “We anticipate the majority of the improvement to come from our international operations followed by North America offshore. Supporting our efforts is the accelerating acceptance of our unique product and service offerings that are designed to solve our customers’

complex drilling and completion challenges. We will continue to closely collaborate with our customers and appreciate their ongoing confidence and support.”

Financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures below. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Segment Results

During 2018, changes to the Company’s organizational structure were internally announced. These changes allow each segment to operate as an “independent” business in order to drive accountability and streamline decision-making, while leveraging the advantages of the Company’s global infrastructure. During the first quarter of 2019, the Company’s chief operating decision maker changed the information he regularly reviews to allocate resources and assess performance and the Company accordingly realigned its reporting segments into three reportable segments: Tubular Running Services (“TRS”) segment, Tubulars segment and Cementing Equipment (“CE”) segment. The TRS segment represents the prior International Services and U.S. Services segments, as well as the costs associated with manufacturing the TRS equipment. Corporate costs that were previously included in the International Services and U.S. Services segments are now included in a separate Corporate component. The Tubulars segment represents the prior Tubular Sales segment and the drilling tools business which was previously included within the International Services and U.S. Services segments. The costs associated with TRS manufacturing are now reflected in the TRS segment, rather than Tubulars. The CE segment is comprised of the prior Blackhawk segment. In addition, regional support costs that were previously included in the International Services and U.S. Services segments are now allocated amongst the three current segments, generally based on revenue or headcount. Segment reporting has been revised to reflect the current management approach and prior periods have been recast to conform to the current segment presentation.

Tubular Running Services

Tubular Running Services revenue was $98.1 million for the first quarter of 2019, as compared to $100.9 million in the fourth quarter of 2018 and $78.9 million for the first quarter of 2018. The decline in sequential revenue was primarily driven by the anticipated decrease in well completions in the Gulf of Mexico. Partially offsetting the decrease was increased customer activity in Africa, the Caribbean, Mexico and South America, as well as continued growth in the U.S. onshore business despite a declining rig count. The first quarter of 2019 reflects the eleventh consecutive quarter of growth for the U.S. onshore TRS business.

Segment adjusted EBITDA for the first quarter of 2019 was $17.7 million, or 18.1% of revenue, as compared to $21.6 million, or 21.5% of revenue, for the fourth quarter of 2018 and $4.9 million, or 6.3% of revenue, for the first quarter of 2018. The decrease in sequential adjusted EBITDA for the first quarter of 2019 was primarily a result of the timing of manufacturing costs and increased repair and maintenance expenses.

Tubulars

Tubulars revenue for the first quarter of 2019 was $18.7 million, as compared to $22.3 million for the fourth quarter of 2018, and $17.7 million for the first quarter of 2018. Primarily driving the decrease for the first quarter of 2019 was the timing of a large customer order that occurred in fourth quarter of 2018. The overall decrease was partially offset by traction gained in Asia Pacific and Europe, as well as an uptick in domestic drilling tools revenue.

Segment adjusted EBITDA for the first quarter of 2019 was $4.1 million, or 22.0% of revenue, as compared to $2.8 million, or 12.5% of revenue, for the fourth quarter of 2018 and $3.6 million, or 20.3% of revenue, for the first quarter of 2018. Contributing to the 47.6% growth in adjusted EBITDA from the fourth quarter of 2018 was an increase in higher-margin drilling tools revenue.

Cementing Equipment

Cementing Equipment revenue was $27.7 million in the first quarter of 2019, up 22.0% from $22.7 million in the fourth quarter of 2018, and 45.6% higher than $19.0 million for the first quarter of 2018. Contributing to the sequential increase from the fourth quarter of 2018 was increased product sales in the North American offshore markets led by the Gulf of Mexico, as well as record product sales for the segment’s U.S. onshore operations.

Segment adjusted EBITDA for the first quarter of 2019 was $3.8 million, or 13.7% of revenue, as compared to $1.5 million, or 6.8% of revenue, for the fourth quarter of 2018 and $1.0 million, or 5.0% of revenue, for the first quarter of 2018. The 145.9% increase in sequential adjusted EBITDA was primarily a result of an improved mix of product and service revenues both domestically and internationally in the first quarter of 2019.

Capital Expenditures and Financial Position

Cash expenditures related to property, plant and equipment and intangibles were $8.1 million for the first quarter of 2019. The Company continues to expect total capital expenditures of $40 million to $50 million for 2019, with the majority of spending related to further investment in new equipment.

As of March 31, 2019, the Company’s consolidated cash and short-term investments was $172.0 million and debt outstanding was $3.9 million. Liquidity as of March 31, 2019 was $254.3 million, including cash and short-term investments, as well as $82.3 million available under the Company’s Credit Facility.

Conference Call

The Company will host a conference call to discuss first quarter 2019 results on Tuesday, May 7, 2019 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (888) 771-4371 or (847) 585-4405. The conference access code is 48515924. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will remain available for seven days. It can be accessed by dialing (888) 843-7419 or (630) 652-3042. The conference call replay access code is 48515924#. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 that has been filed with the SEC and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 3,100 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net income (loss), adjusted net income (loss) per diluted share, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net income (loss) as net income (loss) before severance and other charges, net, net of tax and mergers and acquisition expense, net of tax. The Company defines adjusted net income (loss) per diluted share as net income (loss) before severance and other charges, net, net of tax and mergers and acquisition expense, net of tax, divided by diluted weighted average common shares. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team (such as income tax and foreign currency exchange rates). The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Contact:

Erin Fazio - Investor Relations
Erin.Fazio@franksintl.com
713-231-2515

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Revenues:
Services	$115,406	$115,776	$91,348
Products	29,002	30,077	24,221
Total revenue	144,408	145,853	115,569

Operating expenses:
Cost of revenues, exclusive of depreciation and amortization
Services (1)	83,239	83,061	70,962
Products (1)	20,128	21,768	17,629
General and administrative expenses (1)	35,411	31,839	32,096
Depreciation and amortization	25,242	27,132	28,300
Severance and other charges, net	455	2,173	1,254
Loss on disposal of assets	227	481	235
Operating loss	(20,294)	(20,601)	(34,907)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	3,923	(2,941)
Other income (expense), net	529	140	(440)
Interest income, net	768	1,824	944
Mergers and acquisition expense	—	—	(58)
Foreign currency gain (loss)	483	(2,233)	1,704
Total other income (expense)	1,780	3,654	(791)

Loss before income taxes	(18,514)	(16,947)	(35,698)
Income tax expense (benefit)	9,773	(1,049)	6,375
Net loss	$(28,287)	$(15,898)	$(42,073)

Loss per common share:
Basic and diluted	$(0.13)	$(0.07)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	224,653	224,255	223,567

(1)
For the three months ended March 31, 2018, $6,634 and $1,118 have been reclassified from general and administrative expenses and cost of revenues, products, respectively, to cost of revenues, services. For the three months ended December 31, 2018, $7,137 and $4,187 have been reclassified from general and administrative expenses and cost of revenues, products, respectively, to cost of revenues, services. The reclassifications reflect a change in presentation of the information used by the Company’s chief operating decision maker.

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Revenue
Tubular Running Services	$98,079	$100,864	$78,874
Tubulars	18,657	22,312	17,686
Cementing Equipment	27,672	22,677	19,009
Total	$144,408	$145,853	$115,569

Segment Adjusted EBITDA:
Tubular Running Services	$17,735	$21,639	$4,946
Tubulars	4,112	2,785	3,593
Cementing Equipment	3,794	1,543	951
Corporate	(15,983)	(13,145)	(11,649)
Total	$9,658	$12,822	$(2,159)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Revenue	$144,408	$145,853	$115,569

Net loss	$(28,287)	$(15,898)	$(42,073)
Interest income, net	(768)	(1,824)	(944)
Depreciation and amortization	25,242	27,132	28,300
Income tax expense (benefit)	9,773	(1,049)	6,375
Loss on disposal of assets	227	481	235
Foreign currency (gain) loss	(483)	2,233	(1,704)
TRA related adjustments	—	(3,923)	2,941
Charges and credits (1)	3,954	5,670	4,711
Adjusted EBITDA	$9,658	$12,822	$(2,159)
Adjusted EBITDA margin	6.7%	8.8%	(1.9)%

(1)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $2,574, $2,445 and $2,280, respectively), Mergers and acquisition expense (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: none, none and $58, respectively), Severance and other charges, net (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $455, $2,173 and $1,254, respectively), Unrealized and realized (gains) losses (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $(308), $(161) and $400, respectively) and Investigation-related matters (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $1,233, $1,213 and $719, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Segment Adjusted EBITDA:
Tubular Running Services	$17,735	$21,639	$4,946
Tubulars	4,112	2,785	3,593
Cementing Equipment	3,794	1,543	951
Corporate	(15,983)	(13,145)	(11,649)
	9,658	12,822	(2,159)
Interest income, net	768	1,824	944
Depreciation and amortization	(25,242)	(27,132)	(28,300)
Income tax (expense) benefit	(9,773)	1,049	(6,375)
Loss on disposal of assets	(227)	(481)	(235)
Foreign currency gain (loss)	483	(2,233)	1,704
TRA related adjustments	—	3,923	(2,941)
Charges and credits (1)	(3,954)	(5,670)	(4,711)
Net loss	$(28,287)	$(15,898)	$(42,073)

(1)
Comprised of Equity-based compensation expense (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $2,574, $2,445 and $2,280 respectively), Mergers and acquisition expense (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: none, none and $58, respectively), Severance and other charges, net (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $455, $2,173 and $1,254, respectively), Unrealized and realized gains (losses) (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $308, $161 and $(400), respectively) and Investigation-related matters (for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018: $1,233, $1,213 and $719, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018

Net loss	$(28,287)	$(15,898)	$(42,073)
Severance and other charges, net (net of tax)	415	1,806	1,040
Mergers and acquisition expense (net of tax)	—	—	58
Net loss excluding certain items	$(27,872)	$(14,092)	$(40,975)

Loss per diluted share	$(0.13)	$(0.07)	$(0.19)
Severance and other charges, net (net of tax)	—	0.01	0.01
Mergers and acquisition expense (net of tax)	—	—	—
Loss per diluted share excluding certain items	$(0.13)	$(0.06)	$(0.18)

FRANK’S INTERNATIONAL N.V.
LOSS PER SHARE CALCULATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Numerator
Net loss	$(28,287)	$(15,898)	$(42,073)
Denominator
Basic and diluted weighted average common shares (1)	224,653	224,255	223,567
Loss per common share:
Basic and diluted	$(0.13)	$(0.07)	$(0.19)

(1)	Approximate number of unvested restricted stock units and stock to be issued pursuant to the employee stock purchase plan that have been excluded from the computation of diluted loss per share as the effect would be anti-dilutive when the results from operations are at a net loss position.	967	1,148	702

FRANK’S INTERNATIONAL N.V.
SELECTED BALANCE SHEET AND CASH FLOW DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$152,782	$186,212
Short-term investments	19,170	26,603
Working capital	353,789	362,366
Property, plant and equipment, net	395,118	416,490
Total assets	1,188,182	1,193,929
Total debt	3,889	5,627
Total stockholders’ equity	1,007,865	1,034,772

	Three Months Ended
	March 31,
	2019	2018
Net cash used in operating activities	$(29,770)	$(20,909)
Net cash used in investing activities	(787)	(143)
Net cash used in financing activities	(2,497)	(1,929)
	(33,054)	(22,981)
Effect of exchange rate changes on cash	(376)	(1,255)
	$(33,430)	$(24,236)

Purchases of property, plant and equipment and intangibles	$8,145	$6,323